Exhibit 5.1

August 6, 2007

SiRF Technology Holdings, Inc.

217 Devcon Drive

San Jose, CA 95112

Ladies and Gentlemen:

We have acted as counsel for SiRF Technology Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Securities Act”) of an aggregate of 5,992,159 shares of common stock, par value $0.0001 per share (the “Common Stock”), to be offered and sold by certain stockholders of the Company (the “Selling Stockholders”).

We have reviewed and are familiar with such corporate proceedings and other matters we have deemed necessary for this opinion. In rendering this opinion, we have assumed the signatures on all documents examined by us are genuine, which assumptions we have not independently verified. Based upon the foregoing, we are of the opinion that the Common Stock have been duly authorized by the Company and have been validly issued, fully paid and nonassessable.

This opinion is limited to the Delaware General Corporation Law as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP